NUMBER                      Par Value $0.001                    SHARES

                    CROSS ATLANTIC COMMODITIES, INC.

             INCORORATED UNDER THE LAWS OF THE STATE OF NEVADA

COMMON STOCK                                        CUSIP 22743P  10  0
                                    SEE REVERSE FOR CERTAIN DEFINITIONS

THIS CERTIFIES THAT




Is the owner of

Fully Paid and Non-Assessable Shares of Common Stock of CROSS ATLANTIC COMMODITIES, INC. transferable only on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed.
This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.
Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:
                                Corporate Seal
             Treasurer                                      President